Exhibit 8.1

TROUTMAN SANDERS LLP Attorneys at Law The Chrysler Building 405 Lexington Avenue New York, New York 10174-0700 212.704.6000 telephone troutmansanders.com

August 20, 2014

Eastern Virginia Bankshares, Inc.

330 Hospital Road

Tappahannock, Virginia 22560

Ladies and Gentlemen:

We have acted as special counsel to Eastern Virginia Bankshares, Inc., a Virginia corporation (“EVBS”), in connection with the proposed merger (the “Merger”) of Virginia Company Bank (“VCB”), a Virginia-chartered commercial bank with and into EVB (“EVB”), a Virginia-chartered bank wholly owned by EVBS, in accordance with the applicable provisions of the VSCA and pursuant to the Agreement and Plan of Reorganization (the “Agreement”) dated as of May 29, 2014. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. At your request, and pursuant to Section 7.03(d) of the Agreement, we are rendering our opinion concerning certain United States federal income tax matters.

In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in the Agreement, the Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”), including the proxy statement/prospectus forming a part thereof and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreements made by EVBS and VCB, including factual statements and representations set forth in officers’ certificates dated the date hereof from officers of EVBS and VCB (the “Representation Letters”). For purposes of rendering our opinion, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Agreement), (ii) the statements concerning the transactions contemplated by the Agreement and the parties referred to in the Agreement, the Registration Statement and the Representation Letters are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), (iii) any statements made in the Agreement, the Registration Statement or the Representation Letters regarding the “belief” of any person are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant) in each case as if made without such qualification, and (iv) the parties to the Agreement have complied with, and, if applicable, will continue to comply with, their respective covenants and agreements contained in the Agreement. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to in this paragraph.

Additionally, our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations issued or proposed thereunder, published rulings and administrative guidance issued by the Internal Revenue Service (the “IRS”), and judicial decisions, each as in effect on the date hereof. Each of the aforementioned authorities is subject to change or new interpretation, possibly with retroactive effect, and any such changes or interpretations could affect the opinion provided herein.

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Eastern Virginia Bankshares, Inc.

Based upon and subject to the foregoing, we hereby confirm to you that, subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that:

1.           The Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and each of EVBS, EVB and VCB will be a party to the reorganization within the meaning of Section 368(b) of the Code.

2.          The descriptions of the law and the legal conclusions contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger” are correct in all material respects.

This opinion relates solely to certain United States federal income tax consequences of the Merger addressed herein and no opinion is expressed as to the tax consequences under any foreign, state, or local tax law or under any federal tax laws other than those pertaining to the income tax; additional issues may exist that could affect the United States federal tax treatment of the Merger, and this opinion does not consider or provide a conclusion with respect to any additional issues.

You should be aware that there is no assurance that the IRS would not challenge the opinion set forth herein. Our opinion represents our best legal judgment as to the proper resolution by a court of the United States federal income tax issues discussed herein based on the facts and representations described and referenced above, but such opinion has no binding effect on the IRS or a court and therefore should not be considered a guarantee of the ultimate outcome of any controversy. Our opinion also assumes that a court considering the question would have all facts and legal issues properly presented to it.

This opinion is rendered only to the addressee hereto in connection with the Merger and is solely for its benefit. This opinion may not be relied upon by any other person or for any other purpose without our prior written consent.

Very truly yours,

/s/ Troutman Sanders LLP